EXHIBIT 10.1

November 18, 2023

Ionic Ventures, LLC
3053 Fillmore St., Suite 256
San Francisco, CA 94123

Re: Side Letter to Subordinated Convertible Debenture

Dear Sirs:

Reference Reference is made to that certain Subordinated Convertible Debenture, dated as of March 14, 2023, issued by Remark Holdings, Inc. (the “Company”) in favor of Ionic Ventures, LLC or its registered assigns (the “Holder”), in an original aggregate principal amount of $1,667,000 (such debenture, the “Original Debenture”) and our previous agreement and understanding that the Original Debenture would be modified in accordance with a certain separate letter agreement dated September 15, 2023, which memorialized the previously agreed to amendments. The purpose of this letter agreement (this “Letter Agreement”) is simply to memorialize the terms below, which have previously been agreed to and disclosed in an 8-K filed with the Securities and Exchange Commission on or about September 21, 2023.

Pursuant to this Letter Agreement, the parties hereto codify the previous agreement as follows:

1.Section 9(a) of the Original Debenture is hereby deleted in its entirety and replaced by the following:

(a)Reservation. So long as this Debenture remains outstanding, the Company shall at all times reserve at least 150% of the number of Common Shares, and as of the Effective Date, no less than 50,000,000 Common Shares, as shall from time to time be necessary to effect the conversion of this Debenture then outstanding (without regard to any limitations on conversions and assuming this Debenture remains outstanding until the Maturity Date) (the “Required Reserve Amount”).

2.Section 10 of the Original Debenture is hereby deleted in its entirety and replaced by the following:

10. MOST FAVORED NATION. If, while this Debenture is outstanding, the Company (i) issues other indebtedness of the Company (“New Debt”) or (ii) modifies the terms of indebtedness of the Company existing on November 8, 2023 (“Existing Debt” and, together with New Debt, the “Other Debt”), then the Company will provide the Holder with written notice thereof, together with a copy of all other documentation relating to such Other Debt. The Company will provide such notice to Holder promptly following the issuance of such Other Debt. In the event Holder determines that the terms or conditions of such Other Debt are preferable to the terms or conditions of this Debenture, Holder will notify the Company in writing within five (5) days following Holder’s receipt of such notice from the Company; provided, however, that no failure on the part of the Holder to provide such written notification will operate as a waiver of such Holder’s rights under this Section 10. Promptly after receipt of such written notice from Holder, but in any event within five (5) calendar days, the Company will amend and restate this Debenture so as to give such Holder the benefit of such more preferable terms or conditions, excluding the Principal and Interest; provided, further, however, that in the event that the Company shall fail to amend and restate this Debenture, the Holder shall still enjoy all such rights under the modified Debenture as if the Company had properly provided such amended and restated Debenture as called for in this Section 10.

This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Delaware, (b) is for the exclusive benefit of the parties hereto, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Original Debenture (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Original Debenture. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on (a) the Company’s Board of Directors approving this Letter Agreement and all undertakings thereto in all respects and providing written evidence of the same to the Holder by November 18, 2023 and (b) the Company agreeing that it shall, within the time required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), file with the Securities and Exchange Commission a Current Report on Form 8-K relating to the amendments contained in this Letter Agreement; provided, however, that at the reasonable request of the Holder, the Company will use commercially reasonable efforts to file such Current Report on Form 8-K prior to the time required under Exchange Act. The parties agree that this letter merely memorializes the parties’ prior agreement and understanding and that sufficient consideration was previously paid and received.

Very truly yours,

REMARK HOLDINGS, INC.

		By:	/s/ Kai-Shing Tao
		Name:	Kai-Shing Tao
		Title:	Chief Executive Officer

AGREED AND ACCEPTED:

IONIC VENTURES, LLC

By:	/s/ Brendan O'Neil
Name:	Brendan O'Neil
Title:	Authorized Signatory